Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. NAMES

EDITH KELLY-GREEN TO BOARD OF DIRECTORS

COMPANY ANNOUNCES QUARTERLY DIVIDEND

LAUREL, Miss. (September 20, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Edith Kelly-Green was elected to the Company’s Board of Directors, effective September 20, 2018. She will serve as a Class B director until the annual meeting of shareholders in 2019 and will, if re-elected at that meeting, serve for a term expiring in 2021.

Kelly-Green is a partner in The KGR Group, whose primary interests are investments in Lennys Grill and Subs restaurant franchises located in Memphis, Tennessee. Prior to starting this business in 2005, she worked for FedEx Express, a subsidiary of FedEx Corporation, where she served in many roles including Vice President and Chief Sourcing Officer. She also served as Vice President-Internal Audit of FedEx Corporation. She is a member of the Board of Directors of Applied Industrial Technology, a NYSE-listed company that manufactures and distributes industrial parts and products. Kelly-Green is also a member of the Board of Directors of BULAB Holdings, Inc., a privately owned specialty chemical company. She previously served as a director of Paragon National Bank and was a senior auditor for Deloitte in Memphis.

Kelly-Green has been an active volunteer holding leadership positions in the Memphis community and through organizations in Mississippi. She is a founding member of the Philanthropic Black Women of Memphis; founding chairman of The Women’s Council for Philanthropy at the University of Mississippi; and former chair of the legal and compliance committee of the board of Regional One Health and member of the advisory board of Baptist Women’s Hospital, both in Memphis. Kelly-Green holds a bachelor’s degree in accounting from the University of Mississippi and an MBA from Vanderbilt University. She is a certified public accountant (inactive).

Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc., said, “We are delighted to welcome Edith Kelly-Green to our Board of Directors as an independent director. With her entrepreneurial experience and successful career managing a large chain of restaurants, she is an excellent choice for Sanderson Farms. She also brings a significant level of financial, accounting and operations expertise that complements and supports our Board. Her civic engagement in her community and philanthropic work make her an exceptional fit with our corporate culture. We look forward to her participation as we focus on executing our growth strategy and delivering greater value for our shareholders.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.32 (thirty-two cents) per share payable October 16, 2018 to stockholders of record on October 2, 2018.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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